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[ALNYLAM PHARMA LOGO]                                               Exhibit 10.8





June 16, 2003



Vincent J. Miles
62 Woodchester Drive
Chestnut Hills, MA 0246'



Dear Dr. Miles:

     I am pleased to offer you the position of Senior Vice President Business Development, Alnylam Pharmaceuticals, Inc., reporting to me.

     You will receive a semi-monthly salary of $9,791.67, which is equivalent to $235,000.08 annually. You will also be eligible for a bonus opportunity of up to 25% of your base salary. Your bonus, which will be tied to corporate goals and approved by the Board of Directors, will be paid after the conclusion of the fiscal year. Additional program details will be provided during your first 30 days of employment.

     In addition you will receive a one-time payment in the amount of $25,000, which will be paid after your first 30 days of employment. In the event that you leave Alnylam within the first 18 months of your employment you will be required to pay the company back the full amount of this one time payment. All payments will be subject to legally required tax withholding.

     You will be granted a stock option to purchase 150,000 shares of the company's Common stock, subject to Board of Directors approval. This option, which currently has an exercise price of $0.25 per share, will be subject to the standard terms and conditions of the Alnylam Stock Option Plan and will be issued soon after you begin employment with the Company. The option will vest over four years at the rate of 25% after twelve months of full time active employment and then an additional 6.25% for each additional quarter of full time active employment until after four full years when the option is fully vested.




                               790 Memorial Drive
                                   Suite 202
                              Cambridge, MA 02472
                                  617-252-0700
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                                                                    Exhibit 10.8

     You will also be granted an additional stock option to purchase 50,000 shares of the company's stock when the company executes a Strategic Alliance (not including the proposed Merck Alliance) within 18 months of your date of hire. To qualify for the additional option grant, the Strategic Alliance needs to bring Alnylam $10,000,000 or more of "cash flow" (including equity purchase, R & D funding and or upfront/milestone based cash) over a two year period. The option price will be determined at the time of this additional grant. The ultimate value of this Alliance will be determined by the Board, and will be binding and conclusive on the company and you.

     You will also be eligible to participate in the company's Medical and Dental Insurance Programs as well as the Life, AD&D, Short and Long Term Disability Plans. The company pays for 90% of the cost of the medical and dental plans and 100% of the cost of Life and AD&D insurance as well as Short and Long Term Disability plans. You will accrue three weeks paid vacation each year and receive 11 paid holidays annually in accordance with the company holiday schedule. In addition you will be eligible to participate in the Alnylam Savings and Investment Plan and Flexible Spending Program for daycare expenses.

     The offer of employment is contingent on your signing the company's standard Employee Nondisclosure, Noncompetition and Assignment of Intellectual Property Agreement (Copy attached) and I-9 Employment Verification Form. You will be required to submit documentation that establishes identity and employment eligibility in accordance with the US Immigration and Naturalization requirements. You have provided us copies of your confidentiality agreement and invention disclosure/assignment agreement with your current employer. If there are any other agreements of any type that you are aware of which may impact or limit your ability to perform your job at Alnylam, please let us know as soon as possible.

     This employment offer letter is not intended to create or constitute an employment agreement or contract between you and Alnylam. It is also important for you to understand that Massachusetts is an "at will" employment state. This means that you will have the right to terminate your employment relationship with Alnylam at any time for any reason. Similarly, Alnylam will have the right to terminate its employment relationship with you at any time for any reason.

     I am very excited about having you join our team and I anticipate that you will make many important contributions to our Company and strategic mission. Please acknowledge your acceptance of this offer by returning a signed copy of this letter. This offer will remain open until Monday June 23, 2003.


                               790 Memorial Drive
                                   Suite 202
                              Cambridge, MA 02139
                                  617-252-0700

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Very truly yours,

/s/ John M. Maraganore

John M. Maraganore
President and Chief Executive Officer




     I accept this offer of employment with Alnylam Pharmaceuticals, Inc. and plan to begin work on July 21, 2003.


Signature:

/s/ Vincent J. Miles                          7/14/2003
---------------------------------     -----------------------
Vincent J. Miles, Ph.D.               Date







                               790 Memorial Drive
                                   Suite 202
                              Cambridge, MA 02139
                                  617-252-0700